Exhibit 99.1

QUARTERLY REPORT December 2021 1 Highlights SAFETY / OPERATIONS ➢ Temporary suspension of operations at Curragh following tragic fatality in November; suspension directives subsequently lifted and entire operations resumed. ➢ Australia TRIFR of 3.07 and U.S. TRIR rate of 2.51 as of 31 December 2021. ➢ Buchanan Longwall move completed in December. ➢ ROM production for the December quarter was 6.4 Mt, up 1.9% on the September quarter. FY21 ROM production of 26.4 Mt, up 4.7% on FY20. ➢ Saleable production for the December quarter was 4.1 Mt, down 10.8% on the September quarter impacted by the temporary suspension of mining activities at Curragh due to the safety incident and wet weather. FY21 saleable production of 17.4 Mt, up 1.9% on FY20 and exceeding revised guidance. COAL SALES ➢ Group sales volumes for the December quarter were 4.3 Mt, down 6.1% compared to the September quarter. ➢ FY21 Group sales volumes of 17.8 Mt, down 2.2% compared to FY20. ➢ Group realised Met Coal price of $214 per tonne for the December quarter (mix of FOR / FOB / Domestic pricing) was up 48.8% compared to prior quarter. ➢ Met Coal benchmark prices remain well above long-term averages. FINANCIAL AND CORPORATE ➢ All revised guidance metrics have been achieved or exceeded. ➢ Record quarterly Group revenue of $774.5 million, up 35.0% on the September quarter. FY21 Group revenue of $2.1 billion, up 46.9% compared to FY20. ➢ Redemption of $35 million aggregate principal amount, or 10%, of Senior Secured Notes due 2026 and strong cash generation saw Coronado end the year with Closing Cash of $438 million and Net Cash of $123 million. ➢ FY21 Group mining cost per tonne sold was $65.7 per tonne better than revised guidance; impacted principally by lower sales volumes from Australia and higher FX. ➢ FY21 capital expenditure of $91.1 million, down 26.5% on FY20 ($123.9 million), aligned with revised guidance. ➢ Amonate non-core asset sale completed for $30 million, realised pre-tax gain on sale of $14.8 million. ➢ Foreign ownership restriction U.S. person tag removed from Coronado’s CDIs traded on ASX, lifting the sale and transfer restrictions for U.S. persons. ➢ S&P Global Ratings credit rating upgrade Coronado from ‘B-’ to ‘B’. Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office Level 33, Central Plaza One 345 Queen Street Brisbane QLD 4000 Australia T +61 7 3031 7777 E investors@coronadoglobal.com www.coronadoglobal.com About Coronado Coronado Global Resources Inc. is a leading international producer of high-quality Met Coal, an essential element in steel production. Our coals, transformed in the steelmaking process, support the manufacture of everyday steel-based products, including renewable energy infrastructure, that enrich lives around the world. Coronado has a portfolio of operating mines and development projects in Queensland, Australia, and Pennsylvania, Virginia and West Virginia in the United States. Coronado is one of the largest Met Coal producers globally by export volume, serving customers on five continents. Coronado is committed to operating in an ethical and sustainable manner and supporting the communities in which we operate. The management team has extensive global experience with blue-chip resource companies. It has a successful track record of building and operating coal mining operations in Australia, the United States and globally. This operational experience is supplemented with a strong knowledge base of domestic and international coal markets and their key drivers. Coronado was listed on the ASX on 23 October 2018. All $ values are US dollars unless otherwise stated. All production and sales tonnages are in metric tonnes unless otherwise stated. All information contained within this release is unaudited. Coronado will release its Annual Report on Form 10-K to the ASX and SEC on 23 February 2022.

Message from the CEO Gerry Spindler, Chief Executive Officer 2 As reported in prior public announcements, on 21 November 2021, operations at the Curragh Mine were temporarily suspended when an employee, Mr Clark Peadon, was fatally injured while working in the Dragline operations. Coronado is deeply saddened by this tragic event and extends its deepest sympathies and sincere condolences to the family, friends and colleagues of Mr Peadon. On 24 November 2021, Curragh resumed all non-Dragline operations in a gradual and phased approach following directives from Resources Safety & Health Queensland (“RSHQ”) Inspectors to isolate the accident site and suspend all Dragline operations. On 10 December 2021, RSHQ lifted the directive to suspend all Dragline operations and Curragh recommenced Dragline activities, including return to work safety and training sessions before operational shifts restarting. Following the resumption of Dragline operations, no ongoing directives or restrictions on the Curragh mine are in force. Coronado continues to provide counselling and support to all employees, contractors and their families. Coronado has complied with all regulatory obligations to investigate and provide a report to RSHQ on the incident. 2021 Operational Overview Coronado completed 2021 with total saleable production of 17.4 Mt, exceeding prior year production of 17.0 Mt and revised guidance targets of 17.0 – 17.2 Mt. Operations at our U.S. segment performed strongly with FY21 saleable production of 6.3 Mt, representing a 24% improvement over FY20 due to strong demand domestically and abroad. Group production levels in the December quarter were impacted by the temporary suspension of activities at the Curragh mine following the safety incident and compounded by above-average rainfall across the Bowen Basin caused by the La Nina weather pattern. In the U.S., our Buchanan mine successfully completed a Longwall move with minimal downtime. Pleasingly, our Logan operations ended the quarter with no reportable safety incidents. As of 31 December 2021, our Australian TRIFR was 3.07, down from 9.40 at 31 December 2020, representing a 67% year-on-year improvement. The U.S. operations recorded a TRIR of 2.51 at the end of December 2021, up from 2.28 in the prior year. The threat of Covid-19 has been ever-present throughout the year. The Coronado Covid-19 Steering Committee has continued to remain vigilant in dealing with the Delta and Omicron variants and their impacts on our people, operations and customers. Sanitisation processes, social distancing, mask-wearing (where safe to do so), vaccine advocacy, vaccine rollout, educational materials and regular pre-start communications continue to form the base level commitments by the Company in tackling the virus and keeping our people informed. The U.S. segment Vaccine Incentive Program is having meaningful results with vaccination rates doubling. Two- thirds of our U.S. employees are now fully vaccinated, and these numbers are growing, underpinning greater workforce availability and fewer production interruptions for 2022. In Queensland, 90% of the state population is fully vaccinated. Company efforts are now firmly behind the encouragement of booster shots to ensure prolonged protection. Balance Sheet and Liquidity Coronado reports record revenue of $775 million for the December quarter and a record year-end closing cash balance of $438 million. The higher price environment saw Coronado redeem 10% of its Senior Secured Notes and the Company reports Net Cash of $123 million and Available Liquidity of $538 million at 31 December 2021. Coronado’s balance sheet has been further bolstered by the Amonate non-core asset sale for $30 million, completed in December 2021. Elevated Met Coal prices continue into January 2022 and Coronado expects to further strengthen its financial position in 2022. Market Outlook The average PLV HCC FOB AUS price index increased 40% quarter on quarter to $369/tonne from October to December 2021. Strong ex-China demand combined with continued supply tightness, exacerbated by a La Nina weather pattern in Queensland, has elevated Australian prices. The average LV HCC FOB USEC price increased by 34% to $375/tonne. Met Coal prices for shipments from both our U.S. and Australian operations reached record levels during the quarter and remain elevated due to a continuation of strong global demand and tight supply. Chinese CFR Met Coal prices have corrected on the back of Chinese winter steel production cuts and a release of some warehoused Australian coking coal by customs. Chinese steel production is expected to remain subdued in the near term as China celebrates Chinese New Year and hosts the 24th Winter Olympics in February, however, we expect China steel production to return and maintain similar levels of U.S. coal imports throughout 2022 while retaining the Australian coal embargo. Looking beyond the near term, Coronado expects Met Coal prices to moderate in 2022 as supply recovers and lifts in response to the current high prices but remain above historical averages for the balance of 2022.

Production and Sales

Quarterly Production and Sales Performance

Summary Information (unaudited)		Dec Q21	Sep Q21	Change	Dec 2021 YTD	Dec 2020 YTD	Change
ROM Production	**Mt**	**6.4**	**6.3**	**1.9%**	**26.4**	**25.2**	**4.7%**
Australia	Mt	3.3	3.0	10.4%	13.6	14.7	(7.5%)
USA	Mt	3.1	3.3	(6.1%)	12.8	10.5	21.8%
Saleable Production	**Mt**	**4.1**	**4.5**	**(10.8%)**	**17.4**	**17.0**	**1.9%**
Australia	Mt	2.6	2.8	(10.3%)	11.1	12.0	(7.5%)
USA	Mt	1.5	1.7	(11.6%)	6.3	5.1	23.8%
% Met Coal	**%**	**77.1%**	**80.3%**	**(3.2%)**	**80.6%**	**79.3%**	**1.3%**
Sales Volumes	**Mt**	**4.3**	**4.6**	**(6.1%)**	**17.8**	**18.2**	**(2.2%)**
Australia	Mt	2.8	2.8	0.7%	11.3	12.4	(8.6%)
USA	Mt	1.5	1.8	(16.6%)	6.4	5.8	11.5%
Sales Mix							
Met Coal	%	78.9%	81.2%	(2.3%)	81.4%	79.9%	1.5%
Thermal Coal	%	21.1%	18.8%	2.3%	18.6%	20.1%	(1.5%)
Export Sales	%	74.0%	75.0%	(1.0%)	75.0%	75.0%	0.0%
Domestic Sales	%	26.0%	25.0%	1.0%	25.0%	25.0%	0.0%
AU- Realised Met Price (FOB)	US$/t	228.8	154.9	47.7%	143.1	94.4	51.6%
PLV HCC FOB AUS Index Price	US$/t	368.7	263.7	39.8%	225.8	124.0	82.1%
% of PLV HCC FOB AUS Index	%	62.1%	58.7%	3.4%	63.4%	76.1%	(12.7%)
US - Realised Met Price (FOR)	US$/t	195.5	131.6	48.6%	131.2	84.4	55.5%
% of PLV HCC FOB AUS Index	%	53.0%	49.9%	3.1%	58.1%	68.1%	(10.0%)
Group - Realised Met Price (combination of FOB / FOR)	US$/t	214.3	144.0	48.8%	138.0	90.5	52.5%
% of PLV HCC FOB AUS Index	%	58.1%	54.6%	3.5%	61.1%	73.0%	(11.9%)

Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to the Appendix for operation specific production and sales data. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. During Q3 2021, Coronado revised its production reporting methodology such that the clean equivalent of ROM coal inventory on hand at period end is now included as part of saleable production. Comparative saleable production figures have not been updated for this revised methodology.

ROM coal production for the Group in the December quarter was 6.4 Mt, 1.9% higher than the September quarter. ROM production from the Australian (Curragh) and U.S. operations was 3.3 Mt and 3.1 Mt, respectively. Saleable production for the Group of 4.1 Mt was 10.8% lower than the September quarter.

December quarter saleable production from Australia was 2.6 Mt, down by 10.3% compared to the September quarter driven predominantly by the temporary Curragh mine closure due to the safety incident, subsequent rollout of phased return-to-work plans and above-average wet weather. The temporary closure and wet weather also impacted the timing and mix of coal quality mined in the period, with access to higher-yielding seams deferred to the next quarter. The U.S. operations' saleable production of 1.5 Mt was 11.6% lower than the September quarter due to Buchanan downtime from a successfully completed Longwall move and lower person-hours at both Logan and Buchanan over the vacation period combined with the vacation period impacts of new Covid-19 variants on labour availability.

FY21 saleable production for the group of 17.4 Mt was 1.9% higher than FY20 and exceeded revised guidance targets. The U.S. operations led the way with saleable production of 6.3Mt, which was 23.8% higher than FY20 as the operations returned to normal operating capacity during the year following temporarily idling in FY20.

December quarter sales volumes of 2.8 Mt from Curragh were consistent with prior quarter. U.S. sales volumes of 1.5 Mt were impacted by a planned Longwall move and some slippage into January. Sales volumes for the Group in the December quarter of 4.3 Mt were 6.1% lower than the September quarter. FY21 sales volumes were 17.8 Mt or 2.2% lower than FY20 but in line with expectations.

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4 Australia’s realised Met Coal price was $228.8 per tonne (FOB) for the December quarter, an increase of 47.7% compared to the previous quarter. The realised Met Coal price for the U.S. Operations of $195.5 per tonne (FOR) was 48.6% higher than the prior quarter. The continued increase in Met Coal realised price is primarily driven by solid demand and higher average prices in the seaborne export markets due to the better than expected global steel demand in 2021 and demand forecast for 2022, coupled with shortages in the supply of Met Coal. Source: S&P Global Platts Export sales as a percentage of total sales for the December quarter was 74.0%, down 1% from the previous quarter. Coronado’s proportion of Met Coal sales revenue as a percentage of total coal revenues in the December quarter was 95.0% and year to date was 94.6%. During the December quarter, Coronado agreed U.S. domestic fixed price and tonnage contracts for FY22 with its customers. The volume weighted average price across all grades of Met Coal products to U.S. domestic customers in FY22 of ~US$187 per metric tonne (FOR), reflects a price that is US$100 per metric tonne higher than the volume weighted average price achieved in FY21 (~US$87 per metric tonne (FOR)). These contracts represent approximately one-third of our annual U.S. production and cover approximately 90 per cent of all U.S. operating costs. 357.00 320.00 338.50 0.00 100.00 200.00 300.00 400.00 500.00 600.00 USD Price per Metric Tonne Metallurgical Coal Index Price PLV HCC FOB AUS LV HCC FOB USEC PLV HCC CFR China 74% 26% Q4 FY21 Export Volume Mix Export Domestic 95% 5% Q4 FY21 Revenue Mix Metallurgical Coal Thermal Coal

Coronado
STEEL STARTS HERE

Financial and Corporate

All revised guidance targets issued to the market in December were met or exceeded. Coronado will release its audited FY21 results to the market on 23 February 2022 along with FY22 guidance.

	Revised FY21 Guidance	Actual FY21 (unaudited)
Saleable Production (Mt)	17.0 – 17.2	**17.4**
Mining Cost per Tonne Sold ($)	66.0 – 68.0	**65.7**
Capex ($m)	< 100	**91.1**
Sales Volumes (Mt)	17.7 – 17.9	**17.8**
Net Cash / (Debt)	Neutral or Net Cash	**$123 million Net Cash**

December quarter revenue was $775 million (unaudited), up 35.0% compared to the September quarter. December quarter revenue reflects a record revenue quarter for Coronado. FY21 revenue was $2,148 million (unaudited), up 46.9% compared to 2020.

FY21 mining cost per tonne sold for the Group was $65.7 per tonne, up from $55.6 per tonne in FY20. Mining costs per tonne sold is higher primarily due to higher FX and lower Australian production volumes. For the year ended 31 December 2021, the average USD : AUD FX rate was $0.75 compared to the year ended 31 December 2020 of $0.69.

FY21 capital expenditure of $91.1 million, down 26.5% from $123.9 million in FY20 due to prudent capital management.

Strong cash flow generation in the quarter saw the Company move to a Net Cash position of $123 million at 31 December 2021, consisting of a record closing cash balance of $438 million and Senior Secured Notes due 2026 ("Notes") of $315 million, down from $350 million due to the 10% Notes redemption in the quarter. Coronado has Available Liquidity of $538 million (comprising cash and cash equivalents (excluding restricted cash) and available borrowings under our ABL facility).

The Company completed the sale of the Amonate non-core asset for $30 million, realising a pre-tax gain on sale of $14.8 million (unaudited). Completing the sale removes ancillary holding costs associated with the asset in 2022.

In November, S&P Global Ratings ("S&P") raised its issuer credit rating to 'B' from 'B-' and confirmed a 'Stable Outlook' for the Company. S&P also raised the issue-level rating on the Notes to 'B+' from 'B'.

In December, the Foreign Ownership Restriction U.S. person tag on the Company's CDIs was removed lifting the sale and transfer restrictions for U.S. persons to trade in the Company's CDIs on the ASX.

5

6 Operational Overview and Outlook Safety In Australia, the 12-month rolling average Total Reportable Injury Frequency Rate (TRIFR) at 31 December 2021 was 3.07 compared 5.63 at the end of June and 9.40 at the end of December 2020. In the U.S., the 12-month rolling average Total Reportable Incident Rate (TRIR) at 31 December 2021 was 2.51 compared to 3.04 at the end of June and 2.28 at the end of December 2020. Reportable rates in Australia and the U.S. were below the relevant industry benchmarks. Coronado remains focused on the safety and wellbeing of all employees and contracting parties as the Company, led by the Coronado Covid-19 Steering Committee, continues to execute action plans to manage the risks associated with Covid-19 variants. Australia (Curragh) The town of Blackwater, the closest town to the Curragh mine, received 291 millimetres of rain in the December quarter, which was almost double the quarterly average, and was the highest rainfall level since the March quarter in 2018. Despite the high levels of rain, Curragh’s water management infrastructure and processes performed well. Production losses were due to a combination of factors including the temporary suspension of operations following the tragic fatality at the mine in November, higher wet weather in the December quarter, and the breakdown of the bucket-wheel reclaimer in the March quarter. ROM production of 13.6 Mt was down 7.5% and Saleable Production of 11.1 Mt was down 7.5%, compared to 2020. Installed capacity at Curragh Main mining area will increase by introducing a 7th fleet for 12 months, commencing in February 2022, which is in addition to the current mining fleet provided by the contractor. Curragh realised an average Met Coal price of $143.1 per tonne (FOB) for FY21 sales which was 51.6% higher than realisations in FY20. In the December quarter, Curragh realised an average Met Coal price of $228.8 per tonne (FOB), 47.7% higher than the September quarter. Curragh seaborne contracts are traditionally negotiated every quarter with reference to the average prior three-month index. Given benchmark index prices were higher during the fourth quarter, Coronado expects that Curragh’s average realised Met Coal price in the March 2022 quarter will at least mirror the December quarter. Curragh’s focus for the first quarter of 2022 from a production perspective is to continue the progress made in the December quarter under the ‘One Curragh Plan’ to drive operational performance and compliance to the mine plan, thereby ensuring coal availability. Under the ‘One Curragh Plan’ all contracting parties and employees are committed to the mine plan and increasing operational efficiencies to ensure adequate coal availability to meet the current higher price environment. United States (Buchanan, Logan and Greenbrier) In 2021, the U.S. operations performed very well with ROM and Saleable Production levels up by more than 20% compared to 2020. Production levels were significantly higher as the operations returned to full capacity but were still hindered by heightened absenteeism levels due to Covid-19, particularly at the Logan operations. Production levels were down in the December quarter compared to the September quarter due to a Longwall move at the Buchanan mine and vacation time taken during the Christmas break. Sales volumes were lower due to slippage into January 2022. The U.S. operations maintained high stockpiles at the end of December. The U.S. operations realised an average Met Coal price of $131.2 per tonne (FOR) for FY21, reflecting a 55.5% improvement over realisations in FY20. In the December quarter, the U.S. realised an average Met Coal price of $195.5 per tonne (FOR), 48.6% higher than the September quarter. Due to continued elevated demand and pricing for U.S. sourced Met Coal, Coronado expects strong pricing from the December quarter to continue into the March 2022 quarter. The first quarter of 2022 focus for the U.S. operations is to continue to optimise production levels to meet the strong demand and continue to take advantage of the heightened price environment. Coronado maintains a competitive advantage compared to other Met Coal producers given its geographical diversification and ability to access the Chinese market. In contrast, the import restrictions on Australian sourced coal continues. In January 2022, Coronado sees renewed Chinese seaborne Met Coal interest return to the market for Coronado coal. The Greenbrier mine continues to remain idle and held for sale. The business undertook substantial reclamation activities at the idle operation in 2021, completing approximately 110 acres of rehabilitation work. Negotiations with various third parties for the sale of Greenbrier continue. The idle Amonate non-core asset sale was completed in December for $30 million. Completion of the sale reduces ancillary holding costs.

Coal Market Outlook

The benchmark PLV HCC FOB AUS average index price for the December quarter was $369/tonne (Sept Q: $264/tonne), while the benchmark LV HCC FOB USEC average index price for the December quarter was $375/tonne (Sept Q: $280/tonne).

Strong ex-China demand combined with continued supply tightness across the globe has kept Australian and U.S. prices at elevated levels. Supply tightness has been driven by above-average rainfalls in Australia, logistics chain issues in North America and the ever-present threat of Covid-19. Demand growth ex-China is forecast to continue as government sponsored growth projects continue to be approved to boost economic growth.

In China, CFR Met Coal prices fell substantially in the quarter to more closely align with Australian and U.S. FOB pricing indices. The price corrections resulted from the government moderating steel production and enhancing the production and use of domestic coal resources. As a result, cargoes into China slowed in the December quarter. Still, demand growth is being seen with China seeking Buchanan tonnages for January and February shipment while retaining the embargo on Australian sourced coal.

In the short term, Coronado expects pricing to remain at elevated levels until supply recovers and the weather, logistics chains, and Covid-19 disruptions are cleared. Due to the nature of our coal contracting being on a three to six-month lag basis, we expect March 2022 realised pricing to mirror the December quarter before prices cool in subsequent quarters. However, expectations are that benchmark index prices in Australia and the U.S. will remain above historical averages throughout 2022.

In January, the U.S. operations commenced railings under its 2022 domestic fixed price and tonnage contracts. The 2022 volume weighted average price across all grades of Met Coal products to U.S. domestic customers of ~$187 per metric tonne (FOR) reflects a price that is $100 per metric tonne higher than prices achieved on domestic sales in 2021. These contracts cover approximately one-third of our annual U.S. production and approximately 90% of all U.S. operating costs.

Exploration & Development

In the fourth quarter of 2021, Coronado commenced community engagement processes with the Forward Township Planning Commission to discuss the proposed Mon Valley Minerals project in Pennsylvania USA. Core hole drilling, subsurface geotechnical exploration and permitting were put on hold in 2021, and the company is planning to commence the additional exploration and development in late 2022.

Mon Valley Minerals (MVM) plans to develop a new underground metallurgical coal mine with a small footprint of surface facilities. Metallurgical coal will be produced from the Upper Freeport Coal Seam in the safest, lowest-cost, and most environmentally responsible manner to supply coal to the southwestern Pennsylvania regions and beyond. MVM retains approximately 134 Mt of marketable metallurgical coal reserves. It is envisaged that this project once operating will create a significant number of new permanent jobs in the region.

At our Curragh Complex, no exploration drilling works were completed in the quarter. Prior drilling results continue to be evaluated regarding a potential future underground mining area.

Reporting Calendar

Report	Date
FY21 Annual Financial Results / Form 10-K	23 February 2022
March Quarterly Report	21 April 2022
Annual General Meeting	26 May 2022

This announcement was authorised for release by the Disclosure Committee of Coronado Global Resources Inc.

For further information, please contact:

Corporate
Andrew Mooney
P +61 458 666 639
E amooney@coronadoglobal.com

Media
Helen McCombie
Citadel Magnus
P +61 411 756 248
E hmccombie@citadelmagnus.com

APPENDIX

Cautionary Notice Regarding Forward-Looking Statements

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may," "could," "believes," "estimates," "expects," "intends," "considers", "forecasts", "anticipates", "targets" and other similar words. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management's plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the ASX and SEC on 25 February 2021, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Glossary

A$	Australian dollar currency	**Met Coal**	Metallurgical quality coal
ASX	Australian Securities Exchange	**Mining costs per tonne sold**	Costs of coal revenues / sales volumes
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows	**Mt**	Million tonnes, metric
CHPP	Coal Handling Preparation Plant	**PCI**	Pulverised Coal Injection
EBITDA	Earnings before interest, tax, depreciation and amortization	**Net Cash / (Debt)**	Defined as cash less borrowings
FOB	Free Onboard Board in the vessel at the port	**Realised price**	Weighted average revenue per tonne sold
FOR	Free Onboard Rail in the railcar at the mine	**ROM**	Run of Mine, coal mined unwashed
FY	Full Year 1st January to 31st December	**Saleable production**	Coal available to sell, either washed, available to be washed (yield adjusted), or bypassed
HCC	Hard coking coal	**Sales volumes**	Sales to third parties
HVA	High Vol A	**Strip Ratio**	Ratio of overburden removed to coal mined (ROM)
HVB	High Vol B	**TRIFR**	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per million-man hours worked on a rolling 12-month basis
HY	Half Year 1st January to 30th June		
Index	Platts Premium Low Volatile HCC, US$/t FOB East Coast Australia	**TRIR**	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis
Kt	Thousand tonnes, metric	**US$**	United States dollar currency
LTI	Lost Time Injury	**VWAP**	Volume Weighted Average Realised Price

8

Quarterly Production and Sales Performance by Mine

Summary Information (unaudited)		Dec Q21	Sep Q21	Change	Dec 2021 YTD	Dec 2020 YTD	Change
ROM Production	**Mt**	**6.4**	**6.3**	**1.9%**	**26.4**	**25.2**	**4.7%**
Curragh	Mt	3.3	3.0	10.4%	13.6	14.7	(7.5%)
Buchanan	Mt	1.8	1.9	(3.2%)	7.2	5.8	25.3%
Logan	Mt	1.2	1.3	(10.5%)	5.6	4.5	24.1%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.3	(99.0%)
Saleable Production	**Mt**	**4.1**	**4.5**	**(10.8%)**	**17.4**	**17.0**	**1.9%**
Curragh	Mt	2.6	2.8	(10.3%)	11.1	12.0	(7.5%)
Buchanan	Mt	1.1	1.2	(12.2%)	4.4	3.4	28.8%
Logan	Mt	0.4	0.5	(10.5%)	1.9	1.6	22.0%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.1	(96.5%)
Sales Volumes	**Mt**	**4.3**	**4.6**	**(6.1%)**	**17.8**	**18.2**	**(2.2%)**
Curragh	Mt	2.8	2.8	0.7%	11.3	12.4	(8.6%)
Buchanan	Mt	1.1	1.2	(12.2%)	4.3	3.8	14.7%
Logan	Mt	0.4	0.5	(24.0%)	2.0	1.8	9.9%
Greenbrier	Mt	0.0	0.1	(41.0%)	0.1	0.2	(34.2%)

Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. During Q3 2021, Coronado revised its production reporting methodology such that the clean equivalent of ROM coal inventory on hand at period end is now included as part of saleable production. Comparative saleable production figures have not been updated for this revised methodology.

Reconciliation of Non-GAAP financial measures

This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance.

Non-GAAP financial measures used in this report include (i) sales volumes and average realised price per Mt or Met Coal sold, which we define as Met Coal revenues divided by metallurgical sales volume; and (ii) average mining costs per Mt sold, which we define as mining costs divided by sales volumes.

We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine.

Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

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A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below:

	For the twelve months ended December 31, 2021	For the twelve months ended December 31, 2020
(In US$000, except for volume data, unaudited)	**Total Consolidated**	**Total Consolidated**
Total costs and expenses	**1,845,607**	**1,610,213**
Less: Selling, general and administrative expense	(30,166)	(30,352)
Less: Restructuring costs	(2,300)	-
Less: Depreciation, depletion and amortization	(177,875)	(191,189)
Total operating costs	**1,635,266**	**1,388,672**
Less: Other royalties	(142,751)	(84,891)
Less: Stanwell rebate	(55,403)	(103,039)
Less: Freight expenses	(241,862)	(185,863)
Less: Other non-mining costs	(66,106)	(23,880)
Total mining costs	**1,129,144**	**990,999**
Sales Volume excluding non-produced coal (MMt)	17.2	17.8
Average mining costs per tonne sold	**65.7**	**55.6**

A reconciliation of Realised price per Mt of Met Coal sold is shown below for each of the periods presented in this report:

	For the three months ended December 31, 2021		
(In US$'000, except for volume data, unaudited)	**Australian Operations**	**U.S. Operations**	**Consolidated**
Total Revenues	**483,753**	**290,760**	**774,513**
Less: Other revenues	8,774	1,661	10,435
Total coal revenues	**474,979**	**289,099**	**764,078**
Less: Thermal coal revenues	37,253	1,116	38,369
Met Coal revenues	**437,726**	**287,983**	**725,709**
Volume of Met Coal sold (Mt)	1.9	1.5	3.4
Realised price per Mt of Met Coal sold	**$228.8/t**	**$195.5/t**	**$214.3/t**

	For the three months ended September 30, 2021		
(In US$'000, except for volume data, unaudited)	**Australian Operations**	**U.S. Operations**	**Consolidated**
Total Revenues	**342,372**	**231,219**	**573,591**
Less: Other revenues	9,814	490	10,304
Total coal revenues	**332,558**	**230,729**	**563,287**
Less: Thermal coal revenues	26,525	2,168	28,693
Met Coal revenues	**306,033**	**228,561**	**534,594**
Volume of Met Coal sold (Mt)	2.0	1.7	3.7
Realised price per Mt of Met Coal sold	**$154.9/t**	**$131.6/t**	**$144.0/t**

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11 For the twelve months ended December 31, 2021 (In US$’000, except for volume data, unaudited) Australian Operations U.S. Operations Consolidated Total Revenues 1,315,851 832,620 2,148,471 Less: Other revenues 36,115 4,025 40,140 Total coal revenues 1,279,736 828,595 2,108,331 Less: Thermal coal revenues 107,867 6,595 114,462 Met Coal revenues 1,171,869 822,000 1,993,869 Volume of Met Coal sold (Mt) 8.2 6.3 14.5 Realised price per Mt of Met Coal sold $143.1/t $131.2/t $138.0/t For the twelve months ended December 31, 2020 (In US$’000, except for volume data, unaudited) Australian Operations U.S. Operations Consolidated Total Revenues 976,369 485,893 1,462,262 Less: Other revenues 34,143 4,520 38,663 Total coal revenues 942,226 481,373 1,423,599 Less: Thermal coal revenues 105,681 5,151 110,832 Met Coal revenues 836,545 476,222 1,312,767 Volume of Met Coal sold (Mt) 8.9 5.6 14.5 Realised price per Mt of Met Coal sold $94.4/t $84.4/t $90.5/t